Exhibit 10.3

FIFTH AMENDMENT TO LEASE

This Fifth Amendment to Lease (this “Amendment”) is entered into as of the 1st day of June, 2005 by and between HUB PROPERTIES TRUST, a Maryland real estate investment trust (“Landlord”), and SUNSET DIRECT, INC., an Idaho corporation (“Tenant”), formerly known as Quarter End, Inc.

WITNESSETH:

WHEREAS, the State of Wisconsin Investment Board (“Original Lessor”) and Sunset Direct, Inc., a Texas corporation (“Original Lessee”) entered into that certain Office Lease dated January 6, 1997, as amended by a First Amendment to Lease dated August 30, 1997 for certain premises located at Atrium Office Centre, 8701 North Mopac, Austin, Texas, as more particularly described in the Lease (as so amended, the “Indenture”); and

WHEREAS, Harvard Property (Atrium) L.P. (“Harvard”) succeeded to the interest of Original Lessor under the Indenture and with Original Lessee entered into a Second Amendment to Lease dated May 8, 1998 and a Third Amendment to Lease effective as of October 1, 2002 (the Indenture as so amended, the “Original Lease”); and

WHEREAS, Landlord succeeded to the interest of Original Lessor under the Original Lease and with Original Lessee entered into a Fourth Amendment to Lease (the “Fourth Amendment”) as of July 1, 2002; and

WHEREAS, Tenant succeeded to the interest of Original Lessee under the Original Lease as amended by the Fourth Amendment as of July 8, 2004 (the Original Lease as amended by the Fourth Amendment, hereinafter the “Lease”); and

WHEREAS, Landlord and Tenant desire to amend the Lease as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Capitalized terms used herein without definition shall have the meanings asserted by the Lease.

2. Base Rent. “Base Rent” for the period from and after January 1, 2006 shall mean:

(a) with respect to the period commencing on the January 1, 2006 and ending on December 31, 2006, $7.00 per rentable square foot contained in the Premises per annum, payable in equal monthly installments of $27,046.83 in advance;

(b) with respect to the period commencing on the January 1, 2007 and ending on December 31, 2007, $7.50 per rentable square foot contained in the Premises per annum, payable in equal monthly installments of $28,978.75 in advance;

(c) with respect to the period commencing on the January 1, 2008 and ending on December 31, 2008, $8.00 per rentable square foot contained in the Premises per annum, payable in equal monthly installments of $30,910.67 in advance; and

(d) with respect to the period commencing on the January 1, 2009 and ending on June 30, 2009, $8.50 per rentable square foot contained in the Premises per annum, payable in equal monthly installments of $32,842.58 in advance.

3. Right of First Offer. The provisions of Paragraph 7 of the Fourth Amendment shall be amended by (1) removing the word “at” after the word “space” where it first appears and inserting the words “on the first or fourth floors of” in its place and (2) deleting the first semicolon in clause (c) and all remaining language thereafter in such clause up to the period.

4. Signs. Paragraphs 8(b) and (c) of the Fourth Amendment shall be deleted.

Provided the Premises contain at least 31,000 rentable square feet and the Initially Named Tenant occupies at least an entire rentable floor of the Building, the Initially Named Tenant shall have the right to install and maintain, at its sole cost and expense, a replacement sign for the sign installed on the Building and a replacement sign on the monument located at the Mopac Expressway North entrance to the Building.

All such replacement signs shall identify a single name and shall have similar graphic styling and letter scale to the signs of Tenant existing as of July 1, 2005. Prior to such installation, Tenant shall submit to Landlord for its review and approval, which approval shall not be unreasonably delay, final graphics specifications and means and methods of installation. Any installation thereof shall be in accordance with such specifications and using such means and methods with respect to which Landlord has given its prior written approval.

The provision of Paragraph 8(d) of the Fourth Amendment shall apply to any such signs.

5. Tenant’s Termination Option. Paragraph 9 of the Fourth Amendment is hereby deleted.

6. Requested Space. Paragraph 11 of the Fourth Amendment is hereby deleted.

7. Tenant Improvements. Landlord shall provide Tenant with an additional allowance to be used to reimburse Tenant for the cost of any work (the “Work”) which Tenant shall perform to the Premises on or after June 1, 2005, following approval by Landlord of plans, provided such Work shall comply with the provisions of the Lease. Within thirty (30) days following receipt by Landlord of paid invoices for the Work from Tenant’s contractor(s) and lien waivers from such contractors, and provided there shall then exist no default of Tenant, Landlord shall remit to Tenant that amount (“Landlord’s Contribution”) being the lesser of the cost of the Work shown by such invoices or $46,366.00. If Tenant shall request that Landlord refurbish the elevator door on the Building’s second floor and/or the restrooms on the second floor of the Building, Tenant may apply Landlord’s Contribution toward the cost (otherwise to be paid by Tenant upon invoice) Landlord shall incur in performing that work.

8. Security Deposit. Tenant shall pay $50,000 to Landlord concurrently with the execution hereof, which amount shall be added to the existing Security Deposit to total $100,000.00. Within thirty (30) days after delivery to Landlord of audited financial statements of Tenant demonstrating four (4) consecutive quarters of positive net income since July 1, 2005, the Security Deposit shall be reduced to $50,000.

9. Brokers. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Amendment other than Hill Partners, Inc. and Bluestone Partners (collectively, the “Brokers”), and in the event of any brokerage claims or liens against Landlord or the Building predicated upon or arising out of prior dealings of Tenant other than with the Brokers, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien. Landlord shall pay the Brokers any fee or commission owed to them by reason hereof pursuant to one or more separate agreements.

10. Exculpation. Tenant acknowledges that the Declaration of Trust of Hub Properties Trust provides, and Tenant agrees, that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

11. Ratification. The Lease as amended hereby is ratified and confirmed.

12. Release. Landlord hereby releases Douglas W. Monahan from his obligations under his guaranty with respect to the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date above first written.

LANDLORD:

HUB PROPERTIES TRUST

/s/ Jennifer B. Clark
Signature

By:	Name: Jennifer B. Clark
Title: Senior Vice President

TENANT:

SUNSET DIRECT, INC.

/s/ Steve Valenzuela
Signature

By:	Name: Steve Valenzuela
Title: Chief Financial Officer